As filed with the Securities and Exchange Commission on July 21, 2006
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

NRG ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1724239

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

211 Carnegie Center
Princeton, NJ	08540

(Address of principal executive offices)	(Zip Code)

NRG ENERGY, INC. LONG-TERM INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Timothy W. J. O’Brien
Vice President and General Counsel
NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Katayun I. Jaffari, Esquire
Saul Ewing LLP
Centre Square West, 1500 Market Street, 38th Floor
Philadelphia, Pennsylvania 19102-2186
(215) 972-7777

See next page for calculation of registration fee.

CALCULATION OF REGISTRATION FEE

	Amount to	Proposed	Proposed
Title of	be	Maximum	Maximum
Securities to be	Registered	Offering Price	Aggregate	Amount of Registration Fee
Registered	(1)	Per Share(2)	Offering Price	(3)
Common Stock, par value $.01 per share	4,000,000	$47.03	$188,120,000	$20,128.84

(1)	The Long-Term Incentive Plan, as amended, covers a total of 8,000,000 shares. The Registrant has previously registered an aggregate of 4,000,000 of such shares on Form S-8 (File No. 333-114007). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated pursuant to Rule 457(h) solely for the purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on July 18, 2006.

(3)	Represents the Proposed Maximum Aggregate Offering Price multiplied by $.000107.

REGISTRATION OF ADDITIONAL SECURITIES
     This registration statement on Form S-8 relates to the registration of an additional 4,000,000 shares of common stock, $0.01 par value, of the Registrant. Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8, SEC File No. 333-114007, are incorporated herein by reference.

PART II
Item 3. Incorporation of Documents by Reference
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX
EX-4: LONG-TERM INCENTIVE PLAN
EX-5: OPINION OF SAUL EWING LLP
EX-23.1: CONSENT OF KPMG LLP
EX-23.2: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.3: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.4: CONSENT OF DELOITTE & TOUCHE LLP

PART II
Item 3. Incorporation of Documents by Reference.
     The documents listed in clauses 1 through 5 below are incorporated herein by this reference thereto, and all documents subsequently filed (other than respective filings or portions of filings that are furnished, under applicable Securities and Exchange Commission (“SEC”) rules, rather than filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this registration statement and to be a part hereof from the date of filing of such documents:
1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 7, 2006, and amended on March 27, 2006;

2.	Current Reports on Form 8-K, filed with the SEC on January 4, 2006, January 5, 2006, January 13, 2006, January 23, 2006, January 27, 2006, February 6, 2006, February 8, 2006, March 10, 2006, March 16, 2006, April 6, 2006, May 3, 2006, May 4, 2006, May 31, 2006 and the Current Reports filed on Form 8-K/A on January 5, 2006, January 23, 2006 and January 26, 2006;

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 9, 2006;

4.	Proxy Statement, dated March 24, 2006, for the Registrant’s 2006 annual meeting of stockholders, filed with the SEC on March 20, 2006; and

5.	The description of our common stock contained in the Registrant’s registration statement on Form 8-A filed on December 10, 2003, as amended by From 8-A/A filed on March 22, 2004.
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
     Section 145(a) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     Section 145(b) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses

(including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

NRG Energy, Inc. Amended and Restated Certificate of Incorporation and By-laws
     The Amended and Restated Certificate of Incorporation of the Registrant provides, to the fullest extent permitted by Delaware law and except as otherwise provided in its by-laws, no director of the Registrant shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty. Furthermore, the Amended and Restated By-laws of the Registrant provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or a wholly owned subsidiary of the Registrant or, while a director or officer of the Registrant or a wholly owned subsidiary of the Registrant, is or was serving at the request of the Registrant or a wholly owned subsidiary of the Registrant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “indemnitee”), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by Delaware Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, member, manager, trustee, fiduciary or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. This right of indemnification includes our obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.
     The Amended and Restated By-laws of the Registrant also permits the Registrant to purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer, employee or agent of the Registrant or a wholly owned subsidiary of the Registrant or was serving at request of the Registrant or a wholly owned subsidiary of the Registrant.
Item 8. Exhibits.
     The following is a list of exhibits filed as part of the registration statement:
3.1	Amended and Restated Certificate of Incorporation of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on May 24, 2005.

3.2	Amended and Restated Bylaws of NRG Energy, Inc., incorporated by reference to Exhibit 3.2 of NRG Energy, Inc.’s Current Report on Form 8-K filed on March 3, 2005.

4	NRG Energy, Inc. Long-Term Incentive Plan, as amended.

5	Opinion of Saul Ewing LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP (with respect to West Coast Power LLC).

23.4	Consent of Deloitte & Touche GmbH (with respect to Mitteldeutsche Braunkohlengesellschaft mbH).

23.5	Consent of Saul Ewing LLP (contained in Exhibit No. 5).

24	Power of Attorney (included on signature page of the registration statement).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Princeton, State of New Jersey, on July 21, 2006.

NRG ENERGY, INC.
By:	/s/ DAVID W. CRANE
David W. Crane
President and Chief Executive Officer

By:	/s/ ROBERT C. FLEXON
Robert C. Flexon
Chief Financial Officer (Principal Financial Officer)

By:	/s/ JAMES J. INGOLDSBY
James J. Ingoldsby
Controller (Principal Accounting Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints David W. Crane, Timothy W. J. O’Brien and Tanuja M. Dehne and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HOWARD E. COSGROVE Howard E. Cosgrove	Chairman of the Board	July 21, 2006

/s/ DAVID W. CRANE David W. Crane	President and Chief Executive Officer and Director	July 21, 2006

Signature	Title	Date

/s/ JOHN F. CHLEBOWSKI John F. Chlebowski	Director	July 21, 2006

/s/ LAWRENCE S. COBEN Lawrence S. Coben	Director	July 21, 2006

/s/ STEPHEN L. CROPPER Stephen L. Cropper	Director	July 21, 2006

/s/ WILLIAM E. HANTKE William E. Hantke	Director	July 21, 2006

/s/ PAUL W. HOBBY Paul W. Hobby	Director	July 21, 2006

/s/ MAUREEN MISKOVIC Maureen Miskovic	Director	July 21, 2006

/s/ ANNE C. SCHAUMBURG Anne C. Schaumburg	Director	July 21, 2006

/s/ HERBERT H. TATE Herbert H. Tate	Director	July 21, 2006

/s/ THOMAS H. WEIDEMEYER Thomas H. Weidemeyer	Director	July 21, 2006

/s/ WALTER R. YOUNG Walter R. Young	Director	July 21, 2006

EXHIBIT INDEX

Exhibits No.	Exhibit

3.1	Amended and Restated Certificate of Incorporation of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on May 24, 2005.

3.2	Amended and Restated Bylaws of NRG Energy, Inc., incorporated by reference to Exhibit 3.2 of NRG Energy, Inc.’s Current Report on Form 8-K filed on March 3, 2005.

4	NRG Energy, Inc. Long-Term Incentive Plan, as amended.

5	Opinion of Saul Ewing LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP (with respect to West Coast Power LLC).

23.4	Consent of Deloitte & Touche GmbH (with respect to Mitteldeutsche Braunkohlengesellschaft mbH).

23.5	Consent of Saul Ewing LLP (contained in Exhibit No. 5).

24	Power of Attorney (included on signature page of the registration statement).